Exhibit 99.1
INTERDIGITAL ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2010 FINANCIAL RESULTS
Full Year Revenue of $394.5 million Increased 33 Percent Over 2009
KING OF PRUSSIA, PA — February 23, 2011 — InterDigital, Inc. (NASDAQ: IDCC) today announced results for the fourth quarter and twelve months ended December 31, 2010.
Fourth Quarter 2010 Highlights:
•	Net income of $34.3 million, or $0.76 per diluted share

•	Revenue of $95.3 million, a 25 percent increase over fourth quarter 2009
Full Year 2010 Highlights:
•	Net income of $153.6 million, or $3.43 per diluted share

•	Revenue of $394.5 million

•	Free cash flow[1] of $103.6 million

•	Ending cash and short-term investments totaling $541.7 million
William J. Merritt, President and Chief Executive Officer, commented, “For 2010, InterDigital delivered one of our finest years ever in terms of financial results and strategic positioning. We drove substantial profitability and positive cash flow, made significant headway in addressing critical challenges facing the wireless industry, increased our visibility and delivered exceptional shareholder value, both in terms of share price performance and the initiation of a regular quarterly dividend.”
“For 2011, we believe we can continue to deliver excellent results,” continued Mr. Merritt. “First, we expect to continue to benefit from substantial growth in 3G handset sales volumes, which are projected to grow from approximately 440 million units in 2010 to over 600 million units in 2011. In fact, our per-unit smartphone customers continue to report very strong growth quarter-over-quarter, and year-over-year, and we expect this trend to continue. The higher unit volumes will also be a factor in any fixed-price license agreements we may negotiate in the future.
Second, we have a full pipeline of discussions taking place with industry-leading customers for new, renewed and extended license agreements covering a wide variety of connected devices. We believe the strength of our technology offerings and the depth of our patent portfolio will lead to valuable licensing arrangements with partners looking for solutions to the significant technical challenges facing the wireless industry today.
Third, we expect to benefit from the launch of advanced wireless networks and the continued rise in demand for wireless capacity. As we begin to add LTE agreements, we are having success in securing higher rates based on the strength of our LTE portfolio. We are also seeing significant market demand for the technologies we have under development. At the Mobile World Congress in Barcelona last week, we showcased our suite of technology solutions addressing the wireless bandwidth challenge. Our fundamental innovations in spectrum optimization, cross-network connectivity and mobility, and intelligent data delivery techniques garnered significant interest from many corners of the wireless industry, and confirmed that InterDigital continues to do what it has always done — take on the hardest technical challenges in wireless, and solve them.”
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Fourth Quarter 2010 Summary
The company’s fourth quarter 2010 net income of $34.3 million, or $0.76 per diluted share, represented a 46 percent increase over pro forma net income2 of $23.5 million, or $0.53 per diluted share, in fourth quarter 2009. The fourth quarter 2009 pro forma results do not include a $1.6 million repositioning charge and a $16.4 million tax benefit related to the recognition of foreign tax credits. On a GAAP-reported basis, fourth quarter 2009 net income totaled $38.9 million, or $0.88 per diluted share.
Total revenue in fourth quarter 2010 totaled $95.3 million, a 25 percent increase from $76.4 million reported in fourth quarter 2009. Patent licensing royalties in fourth quarter 2010 of $85.1 million increased 17 percent, or $12.5 million, over $72.6 million in fourth quarter 2009. This increase in patent licensing royalties was driven by an $11.1 million, or 46 percent, increase in per-unit royalties from $24.4 million in fourth quarter 2009 to $35.6 million in fourth quarter 2010 primarily driven by growth in customers’ smartphone product sales. Fixed fee royalty revenue of $49.6 million in fourth quarter 2010 increased $1.5 million, or 3 percent, over fourth quarter 2009. Technology solutions revenue more than doubled to $10.1 million in fourth quarter 2010 from $3.8 million in fourth quarter 2009, driven by the recognition of $8.2 million associated with the final deliveries of technologies under existing engineering services agreements. Customers that accounted for ten percent or more of the $95.3 million of fourth quarter 2010 total revenue were Samsung (27 percent), LG (15 percent), and Research in Motion (11 percent).
Fourth quarter 2010 operating expenses of $41.6 million increased $7.7 million, or 23 percent, from $34.0 million in fourth quarter 2009, not including the $1.6 million repositioning charge recognized in fourth quarter 2009. This increase in operating expense was primarily due to $6.7 million of fourth quarter 2010 sublicense fees associated with the completion of a technology solutions agreement and an adjustment to the accrual rate for a cycle under the company’s long-term compensation plan (“LTCP”). These and other increases were offset by a $3.0 million decrease in intellectual property enforcement costs ($1.8 million in fourth quarter 2010 versus $4.8 million in fourth quarter 2009).
Net interest and investment income totaled $0.5 million in fourth quarter 2010, an increase of $3.7 million over the loss of $3.2 million in fourth quarter 2009 that resulted from the recognition of a $3.9 million investment impairment in that period.
The company’s income tax provision in fourth quarter 2010 of $19.9 million increased $21.1 million over the fourth quarter 2009 income tax benefit of $1.2 million that resulted from the recognition of $16.4 million of foreign tax credits. The effective tax rate for fourth quarter 2010 was approximately 37 percent compared to approximately 40 percent in fourth quarter 2009 after excluding the effect of these credits. This year-over-year decrease was driven by non-deductible investment impairment charges recognized in fourth quarter 2009.
Twelve Months Summary
Net income for full year 2010 totaled $153.6 million, or $3.43 per diluted share, a 60 percent increase over pro forma net income of $95.9 million, or $2.16 per diluted share, for 2009. The 2009 pro forma results do not include a $38.6 million repositioning charge and a $16.4 million tax benefit related to the recognition of foreign tax credits. On a GAAP-reported basis, 2009 net income totaled $87.3 million or $1.97 per diluted share.
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For full year 2010, total revenues of $394.5 million increased 33 percent over 2009 revenues of $297.4 million. Patent licensing revenues in 2010 increased to $370.2 million, an $82.6 million, or 29 percent increase, over the $287.6 million reported in 2009. Per-unit royalty revenue of $133.0 million in 2010 increased $30.1 million, or 29 percent, over 2009, driven by revenue from new and renewed patent license agreements and growth in per-unit royalties from existing customers. Fixed fee royalty revenue of $195.8 million in 2010 increased $14.1 million, or 8 percent, over 2009, primarily due to amortizing fixed payments from 2009 agreements with Samsung and Pantech over a full year in 2010 compared to a partial year in 2009. Past sales revenue of $41.3 million in 2010 increased $38.3 million from $3.0 million in 2009 as a result of new and renewed license agreements and routine audits. Technology solutions revenue more than doubled from $9.8 million in 2009 to $24.3 million in 2010 due to contributions from engineering services delivered in 2010 under new technology solutions agreements. Customers that accounted for ten percent or more of the $394.5 million of 2010 total revenue were Samsung (26 percent) and LG (15 percent).
Operating expenses for 2010 were $158.7 million, an increase of 9 percent over $144.9 million in 2009, which does not include a repositioning charge of $38.6 million. The increase in operating expense is largely the result of adjustments to the accrual for a cycle under the company’s LTCP. In addition, operating expenses increased $12.3 million related to sublicense fees, patent amortization and due diligence related to potential patent acquisition opportunities. These and other increases were offset by lower levels of depreciation and amortization and savings that resulted from the company’s March 2009 decision to cease further development of its SlimChip modem technology. In addition, the company experienced a lower level of intellectual property enforcement activity during 2010 ($12.1 million in 2010 versus $16.3 million in 2009).
Net interest and investment income was $2.6 million in 2010, an increase of $3.8 million over the $1.2 million loss recognized in 2009. The increase was due to a $3.9 million investment impairment that was recognized during 2009.
The company’s income tax provision in 2010 of $84.8 million increased $59.4 million over fourth quarter 2009 due to higher levels of pre-tax income and the 2009 recognition of $16.4 million of foreign tax credits. The effective tax rate for 2010 was approximately 36 percent compared to approximately 37 percent in 2009 after excluding the effect of these credits. This year-over-year decrease was driven by non-deductible investment impairment charges recognized in 2009.
In 2010, the company generated $103.6 million of free cash flow compared to $284.3 million in 2009. The decrease of $180.7 million in free cash flow was driven primarily by the timing of cash prepayments received from two customers and higher U.S. federal income tax payments in 2010.
First Quarter 2011 Outlook
InterDigital expects first quarter 2011 revenue contributions from existing agreements to be in the range of $76 million to $77 million. This range includes an increase in current patent licensing royalties from the same set of patent customers of 5% over fourth quarter 2010 and 15% year over year. The significant increase in current patent licensing royalties is due to increased royalties relating to our customers’ sales of smartphone products.
Scott McQuilkin, Chief Financial Officer, commented, “We continue to negotiate new agreements, extensions and renewals, including the renewal and expansion of our license agreement with LG, which expired on December 31, 2010, as well as to pursue resolution of audit-related findings, any of which, if completed prior
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to March 31, 2011, would likely contribute to first quarter 2011 revenue. Lastly, we are discussing with one of our technology customers the amount of royalties owed on specific product classes. The customer continues to report and pay royalties on a timely basis. However, under our accounting rules, we are deferring revenue recognition on those products for which the royalty amount is not yet agreed upon. Through December 31, 2010, we have deferred approximately $9 million in related revenue.”
“We will continue to aggressively manage our expenses,” added Mr. McQuilkin. “In first quarter 2011, we expect that our expenses will not include the non-recurring items associated with sublicense fees and compensation adjustments, but we do expect to see some normal seasonal increases related to personnel and trade show expenses. Expenses associated with intellectual property enforcement will vary in accordance with the level of activity.”
Conference Call Information
InterDigital will host a conference call on Thursday, February 24, 2011 at 10:00 a.m. Eastern Time to discuss its fourth quarter and full year 2010 performance and other company matters. For a live Internet webcast of the conference call visit www.interdigital.com and click on the link to the Live Webcast on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (888) 802-2225 within the U.S. or (913) 312-1254 from outside the U.S. Please call by 9:50 a.m. ET on February 24 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital’s web site in the Investor Relations section. In addition, a telephone replay will be available from 1:00 p.m. ET February 24 through 1:00 p.m. ET March 2. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 3161627.
About InterDigital
InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and partnerships with many of the world’s leading wireless companies.
InterDigital is a registered trademark of InterDigital, Inc. and SlimChip is a trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the information under the heading “First Quarter 2011 Outlook” and other information regarding our current beliefs, plans and expectations, including, without limitation: (i) our belief that we can continue to deliver excellent results in 2011, (ii) our expectation that we will continue to benefit from substantial growth in 3G handset sales volumes and that the trend of
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strong growth by our per-unit smartphone customers will continue, (iii) our belief that the strength of our technology offerings and depth of our patent portfolio will lead to valuable licensing arrangements, (iv) our expectation that we will benefit from the launch of advanced wireless networks and the continued rise in demand for wireless capacity, (v) our expectations regarding the renewal and expansion of our license agreement with LG and (vi) first quarter 2011 guidance. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license and technology solutions agreements on acceptable terms; (iii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (iv) the failure of the markets for our technologies to materialize to the extent or at the rate that we expect; (v) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; and (vi) an increase in the company’s cash needs or decrease in available cash or the company’s inability to declare a dividend in compliance with applicable laws. We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
1Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.
2 Pro forma net income is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s fourth quarter and full year 2010 operating results relative to fourth quarter and full year 2009, respectively. A limitation of the utility of pro forma net income as a measure of financial performance is that it does not represent the company’s total operating expenses for the period. For purposes of this press release, InterDigital defines “pro forma net income” as net income excluding the expense associated with a repositioning charge and the related tax benefit, both non-recurring items in 2009. InterDigital’s computation of pro forma net income might not be comparable to pro forma net income reported by other companies. In addition, the fourth quarter and full year 2009 pro forma net income numbers presented in this press release are different from the fourth quarter and full year 2009 pro forma net income numbers presented in InterDigital’s earnings release issued in February 2010 announcing its 2009 fourth quarter and full year financial results. The pro forma numbers in last year’s earnings release also excluded [adjustments to compensation accruals, bad debt reserves and the carrying value of an investment, some of which recur at some level in 2010 and, as a result, InterDigital believes that their exclusion from net income is not helpful in evaluating the company’s 2010 earnings results relative to 2009. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of
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pro forma net income to net income, the most directly comparable GAAP financial measure, is provided in the Pro Forma Condensed Consolidated Statements of Income at the end of this press release.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
REVENUES:
Fixed fee amortized royalty revenue	$49,585	$48,054	$195,848	$181,731
Per-unit royalty revenue	35,553	24,421	133,046	102,924
Past Sales	—	125	41,337	2,959
Technology solutions revenue	10,144	3,829	24,314	9,790

Total Revenue	95,282	76,429	394,545	297,404

OPERATING EXPENSES:
Selling, general and administrative	6,551	5,611	28,301	24,777
Patent administration and licensing	13,605	15,090	58,907	56,127
Development	21,479	13,252	71,464	64,007
Repositioning	—	1,634	—	38,604

	41,635	35,587	158,672	183,515

Income from operations	53,647	40,842	235,873	113,889
OTHER INCOME (LOSS):
Interest and investment income (loss), net	529	(3,171)	2,574	(1,186)

Income before income taxes	54,176	37,671	238,447	112,703

INCOME TAX (PROVISION) BENEFIT	(19,865)	1,205	(84,831)	(25,447)

NET INCOME	$34,311	$38,876	$153,616	$87,256

NET INCOME PER COMMON SHARE -BASIC	$0.77	$0.90	$3.48	$2.02

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING — BASIC	44,664	43,124	44,084	43,295

NET INCOME PER COMMON SHARE -DILUTED	$0.76	$0.88	$3.43	$1.97

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING — DILUTED	45,382	44,007	44,824	44,327

SUMMARY CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31, 2010	December 31, 2009
Assets
Cash & short-term investments	$541,669	$409,806
Accounts receivable (net)	33,632	212,905
Current deferred tax assets	35,136	68,500
Other current assets	9,119	11,111
Property & equipment and Patents (net)	138,649	129,569
Other long-term assets (net)	116,438	76,594

TOTAL ASSETS	$874,643	$908,485

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$288	$584
Accounts payable, accrued liabilities, taxes payable & dividends payable	43,468	58,567
Current deferred revenue	134,804	193,409
Long-term deferred revenue	332,174	474,844
Long-term debt & other long-term liabilities	10,793	11,544

TOTAL LIABILITIES	521,527	738,948
SHAREHOLDERS’ EQUITY	353,116	169,537

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$874,643	$908,485

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SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net income before income taxes	$54,176	$37,671	$238,447	$112,703
Taxes paid	(25,597)	(145)	(113,820)	(44,853)
Depreciation, amortization, share-based compensation & asset impairment	7,537	11,213	27,926	67,157
Increase in deferred revenue	9,735	6,617	81,737	611,991
Deferred revenue recognized	(73,897)	(60,215)	(283,012)	(225,159)
(Decrease) Increase in operating working capital, deferred charges and other	(1,175)	(6,949)	182,645	(201,145)
Capital spending, technology licensing & patent additions	(8,633)	(10,951)	(30,334)	(36,424)

FREE CASH FLOW	(37,854)	(22,759)	103,589	284,270

Long-term investments	—	(650)	—	(650)
Tax benefit from shared-based compensation	5,391	1,321	7,653	3,881
Payments on long-term debt, including capital leases	(72)	(74)	(584)	(1,877)
Repurchase of common stock	—	—	—	(25,020)
Proceeds from exercise of stock options	10,895	2,479	21,520	7,635
Unrealized (loss) on short-term investments	(271)	(234)	(315)	(92)

NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(21,911)	$(19,917)	$131,863	$268,147

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PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
(dollars in thousands except per share data)

	For the Twelve Months Ended
	December 31, 2009
	Actual	Adj.	Pro Forma

REVENUES	$297,404	—	$297,404

OPERATING EXPENSES:
Selling, general and administrative	24,777	—	24,777
Patent administration and licensing	56,127	—	56,127
Development	64,007	—	64,007
Repositioning	38,604	(38,604)	—

	183,515	(38,604)	144,911

Income from operations	113,889	38,604	152,493
OTHER (LOSS) INCOME:
Interest and investment (loss) income, net	(1,186)	—	(1,186)

Income before income taxes	112,703	38,604	151,307

INCOME TAX PROVISION	(25,447)	(29,911)	(55,358)

NET INCOME	$87,256	$8,693	$95,949

NET INCOME PER COMMON SHARE — BASIC	$2.02		$2.22

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,295		43,295

NET INCOME PER COMMON SHARE — DILUTED	$1.97		$2.16

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	44,327		44,327

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PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
(dollars in thousands except per share data)

	For the Three Months Ended
	December 31, 2009
	Actual	Adj.	Pro Forma

REVENUES	$76,429	—	$76,429

OPERATING EXPENSES:
Selling, general and administrative	5,611	—	5,611
Patent administration and licensing	15,090	—	15,090
Development	13,252	—	13,252
Repositioning	1,634	(1,634)	—

	35,587	(1,634)	33,953

Income from operations	40,842	1,634	42,476
OTHER (LOSS) INCOME:
Interest and investment (loss) income, net	(3,171)	—	(3,171)

Income before income taxes	37,671	1,634	39,305

INCOME TAX BENEFIT (PROVISION)	1,205	(16,972)	(15,767)

NET INCOME	$38,876	$(15,338)	$23,538

NET INCOME PER COMMON SHARE — BASIC	$0.90		$0.55

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,124		43,124

NET INCOME PER COMMON SHARE — DILUTED	$0.88		$0.53

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	44,007		44,007

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RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
In the summary consolidated statements of cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net cash (used) provided by operating activities	$(29,221)	$(11,808)	$133,923	$320,694
Purchases of property, equipment, & technology licenses	(782)	(1,612)	(2,520)	(5,139)
Patent additions	(7,851)	(9,339)	(27,814)	(31,285)

Free cash flow	$(37,854)	$(22,759)	$103,589	$284,270

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Media Contact:	Investor Contact:
Jack Indekeu	Janet Point
Email: jack.indekeu@interdigital.com	Email: janet.point@interdigital.com
+1 (610) 878-7800	+1 (610) 878-7800